Exhibit 10.6

INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”), dated as of December 21, 2004, is made by and between HAMBLIN WATSA INVESTMENT COUNSEL LTD. (“HW”), FAIRFAX FINANCIAL HOLDINGS LIMITED (“FFH”) and CRUM & FORSTER HOLDINGS CORP. As used in this Agreement, “we”, “us” and “our” shall refer to CRUM & FORSTER HOLDINGS CORP., and “you” and “your” shall refer to HW and FFH jointly.

In consideration of the mutual promises contained herein and any such other good and valuable consideration, the parties hereto agree as follows:

Investment Management

1.	We authorize HW to manage on a continuous basis an investment account (the “Account”) on our behalf on the terms and conditions set out in this Agreement.

2.	(a) HW shall manage the Account in our name and HW is hereby authorized to take such action for the Account as HW, in your sole discretion, may consider appropriate for the operation of the Account including, without limitation, the power to buy, sell and exchange and otherwise deal in and with all securities, securities transactions, broker/dealers and advisors which may at any time form part of, or provide advice with respect to, the Account and to invest, in securities and securities transaction selected by HW, all funds contained in, paid to or derived from the operation of, the Account, subject at all times to applicable regulatory or contractual restrictions.

(b) The services to be performed by HW shall be performed only by officers and employees who have appropriate qualifications. HW agrees to provide to us such information as we may reasonably request concerning the education and experience of any individuals HW proposes to assign to the performance of such services. Also, upon our request, HW agrees to provide a list of individual names and a brief description of their responsibilities. HW agrees to promptly notify us of any changes in HW’s staff involving individuals that perform material functions on our Account.

3.	The securities and funds of the Account have been deposited with and shall be held by such custodian as is chosen by you from time to time (the “Custodian”) pursuant to an agreement which we have entered into with the Custodian. We have instructed the Custodian to promptly follow your directions at all times and to provide HW with all such information concerning the Account as HW may from time to time require in connection with your management of the Account, including without limitation, copies of relevant monthly statements.

4.	Provided HW has used reasonable care and diligence, HW shall not be liable for any damage, loss, cost or other expense sustained in the operation of the Account or relating in any manner to the carrying out of your duties under this Agreement. Notwithstanding the foregoing, any losses suffered as a result of an error in implementing investment decisions caused by HW’s negligence, willful misconduct or dishonesty are to be fully reimbursed by HW. To the extent any errors occur in implementing investment decisions, HW shall immediately notify us in writing of all relevant facts. HW shall bear full responsibility for any such errors to the extent such errors result from HW’s negligence, willful misconduct or dishonesty and shall be liable for all financial injury to us resulting therefrom.

5.	We agree that HW shall be entitled to assume that any information communicated by us or the Custodian to HW is accurate and complete, and that in making investment decisions HW shall be entitled to rely on publicly available information or on information which HW believes to have been provided to you in good faith, in both cases barring actual knowledge by HW to the contrary.

6.	HW shall deliver in writing to us, as soon as practicable after implementation of an investment decision, HW’s confirmation of such implementation. Otherwise, the nature and timing of HW’s reporting to us on the status of the Account shall be at least quarterly, within forty-five (45) days after the end of each quarter.

Investment Administration

7.	We authorize FFH to provide, and by signing below FFH agrees to provide, the investment administration services set forth in Schedule A attached hereto, on our behalf and on the terms and conditions set out in this Agreement, subject to such guidelines, procedures and limitations as may be duly established and approved by our Board of Directors or a duly authorized committee of said Board.

General

8.	(a) You shall be entitled to such fees for the services provided hereunder in accordance with Schedule B attached hereto. Schedule B is a copy of the current fee schedule and you agree to give us thirty (30) days prior written notice of any change in such schedule. Such fees shall be the exclusive fees and charges payable (excluding third party disbursements reasonably incurred) for the services provided hereunder. As regards third party services, you will charge us only the amount of your actual disbursements paid to arm’s length third parties for such services. Such disbursements to third parties shall be reported to us quarterly, provided, that we shall pay third parties such disbursements directly if requested to do so by you. We will pay you all fees and disbursements hereunder not later than twenty (20) days after receiving your quarterly report.

(b) All fees will be paid to FFH and FFH shall reimburse HW for its investment management services. HW acknowledges that it has no right under this agreement to receive fees directly from us.

9.	Any party to this Agreement may terminate this Agreement without penalty by giving the other party at least thirty (30) days advance written notice of its desire to terminate the same. In the event that the day upon which this Agreement is so terminated is a day other than the first day of a calendar quarter, the fees payable for such quarter shall be pro-rated and shall be determined having regard to the market value of the Account based upon the most recent financial report which has been delivered to you by the Custodian.

10.	All notices and communications to each party to this Agreement shall be in writing and shall be deemed to have been sufficiently given if signed by or on behalf of the party giving the notice and either delivered personally or sent by prepaid registered mail addressed to such party at the address of such party indicated herein. Any such notice or communication shall be deemed to have been received by any such party if delivered, on the date of delivery, or if sent by prepaid registered mail on the fourth business day following mailing thereof to the party to whom addressed. For such purpose, no day during which there shall be a strike or other occurrence interfering with normal mail service shall be considered a business day.

11.	This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors. This Agreement may not be assigned by any party.

12.	We acknowledge that we have read and understood this Agreement and that we have received a copy of the same. You and we each acknowledge that the terms of this Agreement are the exclusive and conclusive terms of our mutual agreement with regard to the subject matter hereof.

13.	Any dispute or difference arising with reference to the interpretation or effect of this Agreement, or any part thereof, shall be referred to a Board of Arbitration (the “Board”) of two (2) arbitrators and an umpire.

The members of the Board shall be active or retired disinterested officers of insurance or reinsurance companies. One arbitrator shall be chosen by the party initiating the arbitration and designated in the letter requesting arbitration. The other party shall respond, within thirty (30) days, advising of its arbitrator. The umpire shall thereafter be chosen by the two (2) arbitrators. In the event either party fails to designate its arbitrator as indicated above, the other party is hereby authorized and empowered to name the second arbitrator, and the party which failed to designate its arbitrator shall be deemed to have waived its rights to designate an arbitrator and shall not be aggrieved thereby. The two (2) arbitrators shall then have thirty (30) days within which to choose an umpire. If they are unable to do so within thirty (30) days following their appointment, the umpire shall be chosen by the manager of the American Arbitration Association and such umpire shall be a person who is an active or retired and disinterested officer of an insurance or reinsurance company. In the event of the death, disability or incapacity of an arbitrator or the umpire, a replacement shall be named pursuant to the process which resulted in the selection of the arbitrator or umpire to be replaced.

Each party shall submit its case to the Board within thirty (30) days from the date of the appointment of the umpire, but this period of time may be extended by unanimous written consent of the Board.

Sitting of the Board shall take place in Morristown, New Jersey. The Board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The Board is released from all judicial formalities and may abstain from the strict rules of law. The written decision of a majority of the Board shall be rendered within sixty (60) days following the termination of the Board’s hearings, unless the parties consent to an extension. Such majority decision of the Board shall be final and binding upon the parties both as to law and fact, and may not be appealed to any court of any jurisdiction. Judgment may be entered upon the final decision of the Board in any court of proper jurisdiction.

Each party shall bear the fees and expenses of the arbitrator selected by or on its behalf, and the parties shall bear the fees and expenses of the umpire as determined by the party, as above provided, the expenses of the arbitrators, the umpire and the arbitration shall be equally divided between the two parties. The arbitrators may allocate any and all of the costs and fees against the losing party upon a determination that the position of the losing party was, in whole or in part, groundless, specious or otherwise without merit or asserted primarily for the purposes of obfuscation or delay.

14.	Additional terms and conditions applicable to this Agreement are set forth in Schedule C. The provisions in Schedule A, Schedule B and Schedule C attached hereto are hereby incorporated into, and form part of, this Agreement.

15.	This Agreement, including the schedules attached hereto and made a part hereof, may only be amended by written agreement signed by the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is hereby executed by duly authorized officers of the parties below as of the date first written above.

CRUM & FORSTER HOLDINGS CORP.
BY:	/s/ Mary Jane Robertson AUTHORIZED SIGNATURE
Mary Jane Robertson NAME OF AUTHORIZED SIGNATORY
HAMBLIN WATSA INVESTMENT COUNSEL LTD.
BY:	/s/ F. Brian Bradstreet AUTHORIZED SIGNATURE
F. Brian Bradstreet NAME OF AUTHORIZED SIGNATORY
FAIRFAX FINANCIAL HOLDINGS LIMITED
BY:	/s/ Paul Rivett AUTHORIZED SIGNATURE
Paul Rivett NAME OF AUTHORIZED SIGNATORY

SCHEDULE A

Services

Investment Administration to be performed are:

Monthly

–	daily processing of securities

–	portfolio accounting functions including posting of all trades, monitoring investment

–	income, corporate actions, open payables and receivables

–	analysis and reconciliation of portfolios

–	yield review

–	computation of market decline test

–	computation of liquidity analysis

–	analysis of book values, e.g. bond amortizations and investment provisions

–	analysis of gross gain and loss positions

–	cash flow obligations

–	investment review meeting

–	custodial relationships

–	broker relationships

Periodic

–	review and analysis of foreign exchange position

–	placement of foreign exchange contracts, where appropriate

–	reporting to the investment committee

–	reporting to the audit committee

–	general assistance with accounting issues

–	maintaining contact with external auditors

–	such other administrative services as the parties shall mutually agree from time to time

–	5900 report on investment controls

–	performance reporting

–	software provider (including e-Pam) – functioning and testing

SCHEDULE B

FEE SCHEDULE

The Investment fee is comprised of only a Base Fee Amount. The Base Fee Amount calculation is provided below.

(1)	Fees will be payable quarterly. Interim invoices may be issued based on our estimates of the final fees payable.

(2)	After the end of each calendar quarter, FFH shall submit its investment management charges in accordance with the schedule below.

(3)	The charges are on a calendar year basis. They will be calculated at the end of each calendar quarter based upon the average of the market value of the funds at the close of business for the three (3) preceding months.

(4)	Market Value	Charge

	On Total Market Value	.30%

SCHEDULE C

NOTICE AND INTERPRETATION

1.	Notices

Unless otherwise specified herein, all notices, instructions, advices or other matters covered or contemplated by this Agreement, shall be deemed duly given when received in writing (including by fax) by you or us, as applicable, at the address or fax number set forth below or such other address or fax number as shall be specified in a notice similarly given:

If to us: CRUM & FORSTER HOLDINGS CORP. 305 Madison Avenue P.O. Box 1973 Morristown, New Jersey 07962 Fax No.: (973) 490-6612 Attention: Chief Financial Officer

If to you:

HAMBLIN WATSA INVESTMENT COUNSEL LTD. 95 Wellington Street West Suite 802 Toronto, Ontario M5J 2N7 Fax No.: (416) 366-3993 Attention: President

2.	Governing Laws; Jurisdiction; Service of Process

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware. Each of the parties thereto submits to the jurisdiction of the state and federal courts of the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and all claims in respect of any such action or proceeding may be heard or determined in any such court; and service of process, notices and demands of such courts may be made upon you by personal service to the person and at the address contained in Section 1 above as such person or address may be changed from time to time.

3.	Inspection of Records

You and we and the duly authorized representatives of each of us shall, at all reasonable times, each be permitted access to all relevant books and records of the other pertaining to this Agreement.

4.	Headings

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

5.	Severability

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

6.	Entire Agreement

This Agreement and the documents to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter of this Agreement.

7.	Control

Notwithstanding any other provision of this Agreement, it is understood and agreed that we shall at all times retain the ultimate control of the investment of our investable funds and we reserve the right, upon written notice by us to you, to direct, approve, or disapprove any investment made by you hereunder or any action taken by you with respect to any such investment. Furthermore, it is understood and agreed that we shall at all times own and have custody of our general corporate accounts and records.

8.	Confidential Relationship

Subject to applicable law, the parties hereto will treat as confidential all information that is not publicly available received from the other party.